UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 1, 2017 (January 31, 2017)

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Throckmorton Street, Fort Worth, Texas		76102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 817-761-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure set forth below in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 1, 2017, KMG Chemicals, Inc. (the “Company”) completed its acquisition of the assets of Sealweld Corporation (“Sealweld”), a privately held corporation organized under the laws of the Province of Albert, Canada, for CAD$22.6 million in cash, including estimated net working capital of CAD$5.8 million. The purchase price is subject to adjustment within sixty days following the closing for reconciliation of net working capital. The Company borrowed on its revolving credit facility to finance the acquisition.

Sealweld is based in Calgary, Alberta, Canada, with additional facilities in the United States and the United Arab Emirates. Sealweld is a leading global supplier of high-performance products and services for industrial valve and actuator maintenance, including lubricants, sealants, cleaners, valve fittings, tools and equipment. Additionally, Sealweld provides routine and emergency valve maintenance services and technician training for many of the world’s largest pipeline operators.

The acquisition was made pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of January 31, 2017, among the Company, KMG Industrial Lubricants Canada, Inc., KMG Electronic Chemicals Luxembourg Holdings, S.a.r.l., as Purchasers, Sealweld, Chisholm Asset Corporation, Sealweld Corporation FZE, as Sellers, and Dean Chisholm, the principal shareholder of Sealweld. A copy of the Asset Purchase Agreement is attached as Exhibit 10.15 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On January 31, 2017, the Company issued a press release announcing its entry into the Asset Purchase Agreement. A copy of the press release announcing the acquisition is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

10.15

Asset Purchase Agreement dated as of January 31, 2017, among KMG Chemicals, Inc., KMG Industrial Lubricants Canada, Inc., KMG Electronic Chemicals Luxembourg Holdings S.a.r.l., as Purchasers, Sealweld Corporation, Chisholm Asset Corporation, Sealweld Corporation FZE, as Sellers, and Dean Chisholm, as Shareholder.

99.1	Press Release, dated January 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ Christopher T. Fraser	Date: February 1, 2017
Christopher T. Fraser,
President and Chief Executive Officer